Exhibit 99.1

National & Retail Trades and First Call

For release: March 6, 2006 at 8:00 AM (EST)

KOHL'S CORPORATION ANNOUNCES STRATEGIC CREDIT CARD

 ALLIANCE WITH JPMORGAN CHASE

KOHL’S  BOARD AUTHORIZES SHARE REPURCHASE PROGRAM

MENOMONEE FALLS, WI, -- (Business Wire) – Monday, March 6, 2006 -- Kohl’s Corporation (NYSE: KSS) announced today that it has entered into a strategic alliance with JPMorgan Chase (NYSE: JPM) to enhance the credit operations of the company.  In addition, the company announced that the board of directors has authorized a $2 billion share repurchase program to be completed over the next two to three years.

Strategic Alliance with Chase

The two companies have signed a definitive agreement whereby Chase will purchase Kohl’s private label credit card accounts and the outstanding balances associated with the accounts. The total purchase price will be equal to the receivable balances purchased at the closing date. It will be paid in cash at closing and is expected to be approximately $1.5 billion.

Additionally, the companies have entered into a multi-year program agreement whereby Kohl’s will continue to handle all customer service functions and will continue to be responsible for all advertising and marketing related to its credit card customers.   All of Kohl’s current credit organization associates will remain employees of Kohl’s.  Further, the company expects the credit organization to grow to support the long-term growth plans of the company.  In return for these services, Kohl’s will receive on-going payments related to the profitability of the program.

Kohl’s charge card customers will continue to receive the same great benefits with the use of their charge card.   Customers should continue to use their cards in the same manner as they do today.

Larry Montgomery, Kohl’s chairman and chief executive officer, commented, “We are excited to be partnering with Chase.  Our credit card program is an instrumental part of Kohl’s success, and our relationships with our cardholders are extremely important to us.   While our customers can continue to expect the same great service they have always received from Kohl’s, our strategic alliance with Chase will provide us with additional operational and marketing capabilities to support our continued growth.  Like Kohl’s, Chase has many years of experience in running credit operations with a focus on customer relationships, so we will leverage the expertise of both companies to build a best in class credit card program to support our continued growth.”

"Chase is extremely excited about this partnership because it offers many tremendous opportunities,” said Rich Srednicki, chief executive officer, Chase Card Services. “We are pleased to be partnering with Kohl’s, one of the nation’s best retail brands and a great growth company. We are eager to work with Kohl’s to expand their private label business and to continue working closely with Kohl’s to offer great service and value-added products to consumers.”

The transaction is subject to regulatory approvals and other customary conditions, and is expected to close within 90 days.

The company expects to use the initial proceeds from the transaction to repurchase Kohl’s stock, fund its store expansion and for general corporate purposes.

Commenting on the financial benefits for Kohl’s, Larry Montgomery said, “This transaction strengthens our balance sheet and improves our return on assets.  It converts our receivables to cash while allowing us to continue to service our customers and participate in the ongoing growth and profitability of our credit business.  The transaction is expected to generate savings in interest expense in fiscal 2006, therefore increasing both net income and earnings per share.”

Share Repurchase Program

In anticipation of the sale of the credit accounts receivable, Kohl’s board of directors has authorized a $2 billion share repurchase program.  In addition to the proceeds from the sale of the current outstanding balances, Kohl’s will have available the cash it otherwise would have used to fund the on-going growth of the credit card receivables.  The company expects to execute this share repurchase program primarily in open market transactions, subject to market conditions, and expects to complete the program in approximately two to three years.

As a result of this transaction and without taking into account the effect of any shares repurchased, the Company has increased its fiscal 2006 earnings guidance from $2.72 to $2.85 per diluted share to $2.74 to $2.87 per diluted share.

Expansion Plans

The repurchase program will not impact the company’s previously announced growth plans.  The company continues to expect to open approximately 500 stores over the next five years, opening 80-85 new stores in 2006, and operating over 1,200 stores by the end of 2010.

Morgan Stanley advised Kohl’s on this transaction.

Conference Call Information

Investors will have the opportunity to listen to the Kohl’s conference call today at 12:00 PM (EST) by dialing (847) 619-6368 ten minutes prior to the start of the call.  In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Company News”), or through Broadcast Networks’ Vcall web site located at http://www.vcall.com.  To listen to the call, please go to either web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, a telephone replay will be available beginning shortly after the call and continuing through March 7, 2006. To access this replay, simply dial (630) 652-3018, and use Pass Code: 14079038.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment.  Kohl’s operates 741 stores in 41 states.  For a list of store locations and information, or for the added convenience of shopping online, visit Kohl’s Web site at kohls.com.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.2 trillion and operations in more than 50 countries. The company has more than 100 million credit cards issued.  Under the JP Morgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients.  Information about the firm is available at www.jpmorganchase.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464